Exhibit 8

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Intercreditor Agreement”) is made and entered into as of February 3, 2014 by and among the WRG Asbestos PI Trust (the “Trust (PI)”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization (as hereinafter defined), the WRG Asbestos PD Trust (the “Trust (PD)” and, together with the Trust (PI), each a “Trust” and, collectively, the “Trusts”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization, on behalf of the Holders of Asbestos PD Claims and the Holders of US ZAI PD Claims, and the Trust (PI), in its capacity as representative of the Trusts upon the terms and conditions set forth in this Intercreditor Agreement (in such capacity, together with any successor appointed pursuant to Section 2(f) of this Intercreditor Agreement, the “Trusts’ Representative”). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Plan of Reorganization shall be used herein as therein defined.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Rules of Interpretation.

(a)	The following terms are defined as follows:

“Acceptable Representative” shall mean (a) either Trust or (b) a bank, trust company or other financial institution organized and doing business under the laws of the United States or any state thereof that has a combined capital and surplus of at least $100,000,000 (or a combined capital and surplus in excess of $20,000,000 and the obligations of which, whether now in existence or hereafter incurred, are fully and unconditionally guaranteed by a corporation organized under the laws of the United States or any state or territory thereof or the District of Columbia and having a combined capital and surplus of at least $100,000,000). If a bank, trust company or other financial institution corporation publishes reports of conditions at least annually, pursuant to law or to the requirements of a federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such bank, trust company or other financial institution or such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published.

“Available Balance” means, with respect to any Collection Account as of any date of determination, an amount equal to the sum of (a) the total amount of deposits made by the Trusts’ Representative to such Collection Account as of such date, minus (b) the total amount of distributions made by the Trusts’ Representative from such Collection Account as of such date (but excluding any distributions to be made on such date), plus (c) the total Investment Earnings attributable to the funds on deposit in such Collection Account as of such date.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks are authorized or required to close in New York, New York or Columbia, Maryland.

“Cause” means any of the following circumstances as a result of which the Trusts’ Representative may be removed by a Trust pursuant to Section 2(f)(i): (a) the gross negligence or willful misconduct of the Trusts’ Representative in performing (or failing to perform) its duties under this Intercreditor Agreement, (b) the ordinary negligence by the Trusts’ Representative in the receipt, handling and disbursement of funds actually received by the Trusts’ Representative, (c) the Trusts’ Representative shall become subject to a Proceeding, (d) the Trusts’ Representative shall cease to be an Acceptable Representative or (e) the Trusts’ Representative shall breach any material provision of this Intercreditor Agreement and shall have failed to cure such breach within thirty (30) days following written notice from either Trust of such breach.

“Collection Accounts” means the Contingent Obligations Account, the Liquidated Obligations Account and, if applicable, the Holding Account.

“Contingent Deferred Payment (ZAI)” has the meaning set forth in the Deferred Payment Agreement (ZAI) as in effect on the date hereof.

“Contingent Deferred Payment Date (ZAI)” means each “Contingent Deferred Payment Date”, as defined in the Deferred Payment Agreement (ZAI) as in effect on the date hereof.

“Contingent Obligations” means, collectively, the Contingent Obligations (PD) and the Contingent Obligations (ZAI).

“Contingent Obligations (PD)” means (a) as of any date of determination during the period from the Initial Contingent Amount Date to the Rebalancing Date, the sum of (i) the Initial Contingent Amount (PD) minus (ii) the aggregate amount of all the Deferred Payments (PD) that have become Liquidated from the Initial Contingent Amount Date to such date of determination and (b) as of any date of determination after the Rebalancing Date, the Rebalanced Contingent Amount (PD).

“Contingent Obligations (ZAI)” means (a) as of any date of determination on or prior to the Rebalancing Trigger Date, the sum of (i) $80,000,000 minus (ii) the aggregate amount of all the Contingent Deferred Payments (ZAI) that have become Liquidated from the Effective Date to and including such date of determination and (b) after the Rebalancing Trigger Date, zero.

“Contingent Obligations Account” has the meaning set forth in Section 5(a)(ii).

“Contingent Obligations Distribution Amount” means, with respect to any Deferred Payment (PD) or Contingent Deferred Payment (ZAI) that has become Liquidated after the Initial Contingent Amount Date, an amount equal to the sum of (a) the lesser of (i) the Liquidated Amount of such Deferred Payment and (ii) the Available Balance of the Contingent Obligations Account as of the Contingent Obligations Distribution Date for such Deferred Payment minus (b) the Trust (PD)’s Proportionate Share of the fees, expenses and indemnities payable to the Trusts’ Representative under Sections 8(a) and 8(b).

“Contingent Obligations Distribution Date” means a Contingent Obligations Distribution Date (PD) or a Contingent Obligations Distribution Date (ZAI).

“Contingent Obligations Distribution Date (PD)” means, if the Trusts’ Representative has received from the Trust (PD) a Liquidation Notice after the Initial Contingent Amount Date with respect to any Deferred Payment (PD), the fifth (5th) Business Day after the receipt by the Trusts’ Representative of such Liquidation Notice.

“Contingent Obligations Distribution Date (ZAI)” means, if the Trusts’ Representative has received from the Trust (PD) a Liquidation Notice after the Initial Contingent Amount Date with respect to any Contingent Deferred Payment (ZAI), the fifth (5th) Business Day after the receipt by the Trusts’ Representative of such Liquidation Notice.

“Contingent Obligations Percentage” means, as of any date of determination, the percentage of the Total Obligations that are Contingent Obligations as of such date.

“Controlling Party” means, (a) as of any date of determination prior to the Initial Contingent Amount Date, the Trust party to the Deferred Payment Agreement with the highest amount of Deferred Payments outstanding (and, for purposes of this definition only, the Deferred Payment Agreement (PD) and the Deferred Payment Agreement (ZAI) shall be treated as a single Deferred Payment Agreement) and (b) as of any date from and after the Initial Contingent Amount Date, the Trust with the highest Proportionate Share as of such date; provided, however, that (i) the “Controlling Party” for purposes of delivering to the Trusts’ Representative a Demand Direction Notice shall mean either Trust and (ii) during the Disposition Period (or, if the Disposition Period has been extended pursuant to Section 4A, during the Extended Disposition Period), the “Controlling Party” for purposes of delivering to the Trusts’ Representative a Disposition Direction Notice shall mean the Trust (PI).

“Courts” has the meaning set forth in Section 18(b).

“Cumulative Liquidated Obligations” means, collectively, the Cumulative Liquidated Obligations (PI) and the Cumulative Liquidated Obligations (PD/ZAI).

“Cumulative Liquidated Obligations (PD)” means, as of any date of determination, the sum of (a) the aggregate unpaid amount of Deferred Payments (PD) that are Liquidated as of the Issuance Date plus (b) the aggregate amount of Deferred Payments (PD) that become Liquidated after the Issuance Date to and including such date of determination. For purposes of determining the amount of Cumulative Liquidated Obligations (PD) under this Intercreditor Agreement, (i) any payment made by or on behalf of Grace in respect of the Deferred Payments (PD) on or after the Issuance Date, (ii) any reduction of the aggregate amount of Deferred Payments (PD) owing by Grace pursuant to Section 4 of this Intercreditor Agreement and Section 2(b) of the Deferred Payment Agreement (PD) and (iii) any distribution received by the Trust (PD) in respect of its Liquidated Obligations Proportionate Share under this Intercreditor Agreement, in each case, shall be disregarded.

“Cumulative Liquidated Obligations (PD/ZAI)” means, collectively, the Cumulative Liquidated Obligations (PD) and the Cumulative Liquidated Obligations (ZAI).

“Cumulative Liquidated Obligations (PI)” means, as of any date of determination, the aggregate unpaid amount of Deferred Payments (PI) that are Liquidated as of the Issuance Date. For purposes of determining the amount of Cumulative Liquidated Obligations (PI) under this Intercreditor Agreement, (i) any payment made by or on behalf of Grace in respect of the Deferred Payments (PI) on or after the Issuance Date, (ii) any reduction of the aggregate amount of Deferred Payments (PI) owing by Grace pursuant to Section 4 of this Intercreditor Agreement and Section 2(b) of the Deferred Payment Agreement (PI) and (iii) any distribution received by the Trust (PI) in respect of its Liquidated Obligations Proportionate Share under this Intercreditor Agreement, in each case, shall be disregarded.

“Cumulative Liquidated Obligations (ZAI)” means, as of any date of determination, the sum of (a) the aggregate unpaid amount of Deferred Payments (ZAI) that are Liquidated as of the Issuance Date plus (b) the aggregate amount of Deferred Payments (ZAI) that become Liquidated after the Issuance Date to and including such date of determination. For purposes of determining the amount of Cumulative Liquidated Obligations (ZAI) under this Intercreditor Agreement, (i) any payment made by or on behalf of Grace in respect of the Deferred Payments (ZAI) on or after the Issuance Date, (ii) any reduction of the aggregate amount of Deferred Payments (ZAI) owing by Grace pursuant to Section 4 of this Intercreditor Agreement and Section 2(c) of the Deferred Payment Agreement (ZAI) and (iii) any distribution received by the Trust (PD) in respect of its Liquidated Obligations Proportionate Share under this Intercreditor Agreement, in each case, shall be disregarded.

“Deferred Payment Agreement (PD)” means the Deferred Payment Agreement (Class 7(a) PD), dated as of the date hereof, between Grace and the Trust (PD), on behalf of the Holders of the Asbestos PD Claims.

“Deferred Payment Agreement (PI)” means the Deferred Payment Agreement (PI), dated as of the date hereof, between Grace and the Trust (PI).

“Deferred Payment Agreement (ZAI)” means the Deferred Payment Agreement (Class 7(b) ZAI), dated as of the date hereof, between Grace and the Trust (PD), on behalf of the Holders of the US ZAI PD Claims.

‘‘Deferred Payment Agreements” means, collectively, (a) the Deferred Payment Agreement (PI), (b) the Deferred Payment Agreement (PD) and (c) the Deferred Payment Agreement (ZAI).

“Deferred Payment Date (PD)” has the meaning set forth in the Deferred Payment Agreement (PD) as in effect on the date hereof.

“Deferred Payment Date (PI)” has the meaning set forth in the Deferred Payment Agreement (PI) as in effect on the date hereof.

“Deferred Payment Date (ZAI)” has the meaning set forth in the Deferred Payment Agreement (ZAI) as in effect on the date hereof.

“Deferred Payment Documents” means, collectively, the Deferred Payment Documents (PD), the Deferred Payment Documents (PI) and the Deferred Payment Documents (ZAI), as defined in the respective Deferred Payment Agreements.

“Deferred Payments (PD)” has the meaning set forth in the Deferred Payment Agreement (PD) as in effect on the date hereof.

“Deferred Payments (PI)” has the meaning set forth in the Deferred Payment Agreement (PI) as in effect on the date hereof.

“Deferred Payments (ZAI)” has the meaning set forth in the Deferred Payment Agreement (ZAI) as in effect on the date hereof.

“Deferred Payments” means each of (a) the Deferred Payments (PI), (b) the Deferred Payments (PD) and (c) the Deferred Payments (ZAI).

“Demand Direction Notice” means a Direction Notice (a) certifying that (i) an Event of Default has occurred under the Deferred Payment Agreement to which the Entity delivering such Direction Notice is a party and (ii) the Trusts’ Representative is permitted by the Share Issuance Agreement to deliver to the Parent the Demand for Issuance of the Section 524(g) Shares and (b) directing the Trusts’ Representative to deliver to the Parent the Demand for Issuance of the Section 524(g) Shares.

“Demand for Issuance of the Section 524(g) Shares” has the meaning set forth in the Share Issuance Agreement.

“Designated Signatories” means the Trusts’ Representative Signatories and the Trust Signatories identified under Section 9(b).

“Direction Notice” means a Written Notice executed and delivered to the Trusts’ Representative by the Controlling Party.

“Disposition Date” means any date on which the Trusts’ Representative disposes of any of the Section 524(g) Shares.

“Disposition Direction Notice” means a Direction Notice directing the Trusts’ Representative to dispose of any of the Section 524(g) Shares.

“Disposition Period” has the meaning set forth in Section 4A(a).

“Disposition Termination Notice” has the meaning set forth in Section 4A(c).

“Dollars” and “$” means the legal currency of the United States of America.

“Eligible Deposit Account” means either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the Laws of the United States or any one of the states thereof or the District of Columbia (or any United States branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution has a long-term unsecured debt rating or issuer credit rating, as the case may be, of at least A3 or its equivalent by Moody’s or at least A- or its equivalent by S&P.

“Eligible Institution” means a depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any U.S. branch of a foreign bank) which has a combined capital and surplus in excess of $500,000,000.

“Eligible Investments” means Eligible Overnight Investments and Eligible Short- Term Investments.

“Eligible Overnight Investments” means investment funds containing only Eligible Short-Term Investments maturing on an overnight basis.

“Eligible Short-Term Investments” means investments in (a) obligations of the United States government or agencies thereof, or obligations guaranteed by the United States government, (b) open market commercial paper of any corporation incorporated under the laws of the United States or any state thereof rated at least P-1 or its equivalent by Moody’s or at least A-1 or its equivalent by S&P, (c) certificates of deposit issued by commercial banks organized under the laws of the United States or of any political subdivision thereof (or any United States branch of a foreign bank) having a combined capital and surplus in excess of $500,000,000 which banks or their holding companies have a rating of A or its equivalent by Moody’s or A or its equivalent by S&P; provided, however, that the aggregate amount at any one time invested in certificates of deposit issued by any one bank shall not be in excess of 5% of such bank’s capital and surplus, (d) Dollar denominated offshore certificates of deposit issued by, or offshore time deposits with, any commercial bank described in (c) or any subsidiary thereof, and (e) repurchase agreements with any financial institution having combined capital and surplus of at least $500,000,000 with any of the obligations described in clauses (a) through (d) as collateral so long as such collateral is held by a third party custodian also qualifying as an Eligible Institution. If all of the above investments are unavailable, the entire amounts to be invested may be used to purchase Federal funds from an entity described in clause (c) above. All Eligible Investments must be held in an Eligible Deposit Account.

“Exclusivity Extension Notice” has the meaning set forth in Section 4A(b).

“Extended Disposition Period” has the meaning set forth in Section 4A(b).

“Fair Market Value” has the meaning set forth in the Deferred Payment Agreements as of the date hereof.

“Final Distribution Date” means (a) the Rebalancing Distribution Date if the Rebalancing Trigger Date occurs after the Initial Contingent Amount Date and (b) otherwise, the tenth (10th) Business Day following the last day of the Disposition Period (or, if the Disposition Period has been extended pursuant to Section 4A, the tenth (10th) Business Day following the last day of the Extended Disposition Period).

“Final PI Distribution Amount” means, an amount, if positive, equal to the sum of (a) the product of (i) the Trust (PI)’s Proportionate Share as of the Final Distribution Date multiplied by (ii) the aggregate amount of Section 524(g) Share Proceeds received by the Trusts’ Representative from all dispositions of Section 524(g) Shares on or prior to the Final Distribution Date minus (b) the aggregate amount of Section 524(g) Share Proceeds distributed to the Trust (PI) under Section 7(c)(i) on or prior to the Final Distribution Date.

“Fixed Deferred Payment (ZAI)” has the meaning set forth in the Deferred Payment Agreement (ZAI) as of the date hereof.

“Grace” means W. R. Grace & Co.-Conn, a Connecticut corporation, together with its successors and permitted assigns under the Deferred Payment Agreements.

“Holding Account” has the meaning set forth in Section 5(a)(iii).

“Initial Contingent Amount (PD)” has the meaning set forth in Section 3(a).

“Initial Contingent Amount Date” means the date on which the Initial Contingent Amount (PD) shall be established pursuant to Section 3(a) and the Resolution Procedures.

“Initial Reduction Amount” means, with respect to any Deferred Payment Agreement, an amount equal to the product of (a) a fraction, (x) the numerator of which is the aggregate amount of Cumulative Liquidated Obligations and Contingent Obligations with respect to such Deferred Payment Agreement as of the Initial Contingent Amount Date and (y) the denominator of which is the Total Obligation as of the Initial Contingent Amount Date multiplied by (b) the Fair Market Value of the Section 524(g) Shares as of the Issuance Date.

“Investment Earnings” means, with respect to either Collection Account, the sum of (a) investment earnings on funds on deposit in such Collection Account minus (b) investments losses on such funds minus (c) the Trusts’ Representative’s reasonable expenses in making such investments.

“Issuance Date” means the date on which the Section 524(g) Shares are issued to the Trusts’ Representative pursuant to Section 2 of the Share Issuance Agreement.

“Liquidated” means (a) with respect to any Deferred Payment (PI), that the amount of such Deferred Payment (PI) has become fixed under the Deferred Payment Agreement (PI), (b) with respect to any Deferred Payment (PD), that the amount of such Deferred Payment (PD) has become fixed under the Deferred Payment Agreement (PD), and (c) with respect to any Deferred Payment (ZAI), that the amount of such Deferred Payment (ZAI) has become fixed under the Deferred Payment Agreement (ZAI); provided however, that any reduction of the aggregate outstanding amount of Deferred Payments owing by Grace pursuant to (i) Section 4 of this Intercreditor Agreement and (ii)(A) Section 2(b) of the Deferred Payment Agreement (PD), (B) Section 2(b) of the Deferred Payment Agreement (PI), or (C) Section 2(c) of the Deferred Payment Agreement (ZAI), in each case, shall be disregarded for purposes of determining whether any Deferred Payment has become Liquidated. For the avoidance of doubt, each Deferred Payment (PI) and the Fixed Deferred Payment (ZAI) are Liquidated as of the date of this Intercreditor Agreement.

“Liquidated Amount” means, with respect to any Deferred Payment (PD) or Contingent Deferred Payment (ZAI), the amount of such Deferred Payment upon it becoming Liquidated.

“Liquidated Obligations Account” has the meaning set forth in Section 5(a)(i).

“Liquidated Obligations Distribution Date” means the fifth (5th) Business Day after the later to occur of (a) the Initial Contingent Amount Date and (b) each date that any Section 524(g) Share Proceeds are deposited in the Liquidated Obligations Account pursuant to Section 7(a).

“Liquidated Obligations Distribution Amount” means, with respect to either Trust on any Liquidated Obligations Distribution Date, an amount equal to the sum of (a) the product of (i) such Trust’s Liquidated Obligations Proportionate Share multiplied by (ii) the Available Balance of the Liquidated Obligations Account as of such Liquidated Obligations Distribution Date minus (b) such Trust’s Proportionate Share of the fees, expenses and indemnities payable to the Trusts’ Representative under Sections 8(a) and 8(b).

“Liquidated Obligations Percentage” means, as of any date of determination, the percentage of the Total Obligations that are Cumulative Liquidated Obligations as of such date.

“Liquidated Obligations Proportionate Share” means, with respect to either Trust as of any date of determination, the percentage of the Cumulative Liquidated Obligations that are held by such Trust as of such date.

“Liquidation Notice” means, with respect to any Deferred Payment (PD) or Contingent Deferred Payment (ZAI) that becomes Liquidated after the Initial Contingent Amount Date, a Written Notice given by the Trust (PD) setting forth the Deferred Payment Date for and Liquidated Amount of such Deferred Payment.

“Moody’s” means Moody’s Investors Service, Inc.

“Parent” means W. R. Grace & Co., a Delaware corporation, together with any successor and permitted assigns under the Share Issuance Agreement.

“Plan of Reorganization” means that certain First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010, as filed by Grace and certain of its affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Proceeding” means, with respect to any Entity, any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, or other winding up of such Entity or all or substantially all of the properties of such Entity.

“Proportionate Share” means, with respect to either Trust as of any date of determination, the percentage of the Total Obligations that are held by such Trust as of such date.

“Rebalanced Contingent Amount (PD)” has the meaning set forth in Section 3(b).

“Rebalancing Date” means the date, if any, on which the Rebalanced Contingent Amount (PD) shall be established pursuant to Section 3(b) and the Resolution Procedures.

“Rebalancing Distribution Date” means the tenth (10th) Business Day after the receipt by the Trusts’ Representative of a Written Notice from the Trusts of the occurrence of the Rebalancing Date (if at all).

“Rebalancing Trigger Date” means the earlier to occur of (a) the twenty-fifth (25th) anniversary of the Effective Date and (b) the tenth (10th) Contingent Deferred Payment Date (ZAI).

“Resolution Procedures” means the procedures set forth on Appendix A to this Intercreditor Agreement by which the Trusts shall stipulate the estimated amount of Deferred Payments (PD) to become Liquidated from and after the Initial Contingent Amount Date or Rebalancing Date, as the case may be.

“Responsible Party” means (i) with respect to either Trust (including either Trust acting as the Trusts’ Representative), any duly appointed trustee of or attorney in fact for such · Trust, and (ii) with respect any other Entity, any authorized officer of such Entity.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Section 524(g) Share Proceeds” means any proceeds received or receivable by the Trusts’ Representative, on behalf of the Trusts, from any disposition of Section 524(g) Shares.

“Section 524(g) Shares” has the meaning set forth in the Share Issuance Agreement.

“Total Obligations” means, collectively, the Contingent Obligations and the Cumulative Liquidated Obligations.

“Trust (PD)” has the meaning set forth in the introductory paragraph hereof.

“Trust (PI)” has the meaning set forth in the introductory paragraph hereof.

“Trust Incumbency Certificate” has the meaning set forth in Section 9(b).

“Trust Signatories” has the meaning set forth in Section 9(b).

“Trusts” has the meaning set forth in the introductory paragraph hereof.

“Trusts’ Representative” has the meaning set forth in the introductory paragraph hereof.

“Trusts’ Representative Incumbency Certificate” has the meaning set forth in Section 9(a).

“Trusts’ Representative Signatories” has the meaning set forth in Section 9(a).

“Written Notice” means, from the Trusts’ Representative or either Trust, a written instrument executed by the Designated Signatory of such Entity.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed references to Sections of this Intercreditor Agreement unless the context shall otherwise require.

(c) Unless otherwise indicated, (i) the term “including” means “including without limitation,” except when used in the computation of time periods, and (ii) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(d) For purposes of the computation of time periods, whenever this Intercreditor Agreement provides for an event to occur ‘‘within” a specified number of days of a preceding event, it shall mean that the latter event shall occur before the close of business on the last of the specified days, and the day on which the preceding event occurs shall not be included in the computation of days elapsed. The word ‘‘from” means “from and including”, “after’’ means “after and excluding”, and “to” and “until” mean “to and including”.

(e) All terms defined in this Intercreditor Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

2. The Trusts’ Representative.

(a) Each of the Trusts hereby irrevocably appoints the Trusts’ Representative as its agent and representative and authorizes the Trusts’ Representative, acting pursuant to a Direction Notice, to take such actions on its behalf and to exercise such powers as are delegated to such Trusts’ Representative by the terms of this Intercreditor Agreement and the Share Issuance Agreement, together with such actions and powers as are reasonably incidental thereto. The Trusts’ Representative hereby accepts such appointment and agrees to take such actions and perform such duties as are required of it hereunder. Without limiting the generality of the foregoing, the Trusts’ Representative is hereby expressly authorized, pursuant to any Direction Notice, to do any of the following: (i) to execute any and all documents with respect to the Section 524(g) Shares, the Share Issuance Agreement, and the rights of the Trusts with respect thereto, as contemplated by and in accordance with the provisions of the Share Issuance Agreement (including any Demand for Issuance of the Section 524(g) Shares under the Share

Issuance Agreement), (ii) to dispose of any Section 524(g) Shares and (iii) to exercise any voting rights with respect to the Section 524(g) Shares (including any voting rights arising in the case of any Proceeding); provided, however, that the Trusts’ Representative shall deliver to the Parent a Demand for Issuance of the Section 524(g) Shares under the Share Issuance Agreement if it has received a Demand Direction Notice duly executed by either Trust.

(b) The Entity serving as the Trusts’ Representative, if a Trust, shall have the same rights and powers in its capacity as a Trust as any other Trust and may exercise the same as though it were not a Trusts’ Representative. The Trusts’ Representative shall not have any duties or obligations except those expressly set forth in this Intercreditor Agreement and the Share Issuance Agreement.

(c) Without limiting the generality of the foregoing, (i) the Trusts’ Representative shall not be subject to any fiduciary or other implied duties, regardless of whether or not a default or breach of the Deferred Payment Documents has occurred and is continuing, except that the Trusts’ Representative shall exercise reasonable care in the handling of funds under this Intercreditor Agreement, (ii) the Trusts’ Representative shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Trusts’ Representative is instructed or directed to exercise pursuant to a Direction Notice, and (iii) except as expressly set forth in this Intercreditor Agreement and the Share Issuance Agreement, the Trusts’ Representative shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent, Grace and/or any Affiliate thereof that is communicated to or obtained by the Entity serving as Trusts’ Representative or any of its Affiliates in any capacity. The Trusts’ Representative shall not be liable for any action taken or not taken by it pursuant to any Direction Notice, or in the absence of its own gross negligence or willful misconduct (or ordinary negligence in the receipt, handling and disbursement of funds actually received by the Trusts’ Representative). The Trusts’ Representative shall not be deemed to have knowledge of any default or breach of any Deferred Payment Document, unless and until written notice thereof is given to the Trusts’ Representative by the Parent, Grace or a Trust, and the Trusts’ Representative shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Deferred Payment Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Deferred Payment Document, (D) the validity, enforceability, effectiveness or genuineness of any Deferred Payment Document or any other agreement, instrument or document or (E) the existence or possible existence of any Event of Default.

(d) The Trusts’ Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Entity. The Trusts’ Representative may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Entity, and shall not incur any liability for relying thereon. The Trusts’ Representative may consult with legal counsel (which may be counsel for the Trust (PI) and/or its Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Each Trust represents to the Trusts’ Representative and to each other Trust that it has, independently and without reliance on the Trusts’ Representative or any other Trust, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Parent and Grace and its own decision to enter into this Intercreditor Agreement and the other Deferred Payment Documents to which it is party and agrees that it will, independently and without reliance upon the Trusts’ Representative or any other Trust, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Intercreditor Agreement and the other Deferred Payment Documents to which it is party. The Trusts’ Representative shall not be required to keep informed as to the performance or observance by the Parent or Grace of the obligations under any Deferred Payment Document or any other document referred to or provided for herein or therein or to make inquiry of or inspect the properties or books of the Parent, Grace or any of their Subsidiaries or Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Trusts by the Trusts’ Representative hereunder, the Trusts’ Representative shall not have any duty or responsibility to provide either Trust with any credit or other information concerning the Parent, Grace or any of their Subsidiaries or Affiliates or the Section 524(g) Shares that may come into the possession of the Trusts’ Representative.

(f) Subject to the appointment and acceptance of a successor Trusts’ Representative as provided below, the Trusts’ Representative may resign at any time by notifying the Trusts, the Parent and Grace, or may be removed (i) for Cause, by either Trust and (ii) with or without Cause, by the Controlling Party. Upon any such resignation, or removal by a Trust or the Controlling Party, as the case may be, a successor Trusts’ Representative that is an Acceptable Representative may be appointed by the Trusts, acting unanimously. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Trusts’ Representative gives notice of its resignation or the Trusts’ Representative receives such notice of such removal, then either Trust may petition any court of competent jurisdiction, in accordance with Section 18(b), for the appointment of a successor Trusts’ Representative. Upon the acceptance of its appointment as Trusts’ Representative hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or removed) Trusts’ Representative, and the retiring (or removed) Trusts’ Representative shall have no further duties or obligations to act as the Trusts’ Representative from and after the acceptance by such successor of its appointment as Trusts’ Representative hereunder. Notwithstanding the foregoing, any appointment of a successor Trusts’ Representative on or before the Issuance Date shall be subject to Section 12 of the Share Issuance Agreement.

3. Determination of Initial Contingent Amount (PD) and Rebalanced Contingent Amount (PD).

(a) Upon the occurrence of the Issuance Date, the Trusts shall establish, pursuant to the Resolution Procedures, the estimated amount of Deferred Payments (PD) that will become Liquidated from and after the Initial Contingent Amount Date (such amount, the “Initial Contingent Amount (PD)”).

(b) If, but only if, the Rebalancing Trigger Date occurs after the Initial Contingent Amount Date, then upon the occurrence of the Rebalancing Trigger Date, the Trusts shall establish, pursuant to the Resolution Procedures, the estimated amount of Deferred Payments (PD) that will become Liquidated from and after the Rebalancing Date (such amount, the “Rebalanced Contingent Amount (PD)”).

4. Reduction of Deferred Payments Owing By Grace. Each Trust agrees that, for purposes of Section 2(b) of the Deferred Payment Agreement (PD), Section 2(b) of the Deferred Payment Agreement (PI), and Section 2(c) of the Deferred Payment Agreement (ZAI), in each case:

(a) on the Initial Contingent Amount Date, the outstanding amount of the Deferred Payments that are Liquidated under such Deferred Payment Agreement shall be automatically reduced, in the order directed by Grace, by an amount not to exceed the Initial Reduction Amount applicable to such Deferred Payment Agreement; and

(b) to the extent the Initial Reduction Amount applicable to such Deferred Payment Agreement exceeds the outstanding amount of Deferred Payments that are Liquidated under such Deferred Payment Agreement as of the Initial Contingent Amount Date, such excess shall be applied to automatically reduce the amount of Deferred Payments owing by Grace under such Deferred Payment Agreement as and when such Deferred Payments become Liquidated until such excess shall be depleted.

4A. Disposition Period.

(a) During the period beginning on the Issuance Date and ending on the date, no earlier than the one-year anniversary of the Issuance Date, that either Trust gives a Disposition Termination Notice pursuant to Section 4A(c)(i) (such period, the “Disposition Period’’), the Trust (PI) shall have the exclusive right to deliver to the Trusts’ Representative a Disposition Direction Notice with respect to all or any portion of the Section 524(g) Shares.

(b) Subject to the terms and conditions of this subsection (b) and subsection (c), the Trust (PI) may elect to extend the period during which the Trust (PI) shall have the exclusive right to deliver to the Trusts’ Representative a Disposition Direction Notice with respect to all or any portion of the Section 524(g) Shares for a period of up to 24 months following the Issuance Date (such extended period, the “Extended Disposition Period”). In order to make such election, the Trust (PI) must deliver to the Trusts’ Representative and the Trust (PD) a Written Notice of such election (an “Exclusivity Extension Notice”) prior to the one-year anniversary of the Issuance Date. Upon the delivery by the Trust (PI) of an Exclusivity Extension Notice, the Trust (PI) and the Trust (PD) shall negotiate in good faith an agreement setting forth the terms and conditions upon which the Trust (PI) would lend to the Trust (PD) during the Extended Disposition Period an amount equal to the Contingent Obligations (PD) estimated to become Liquidated during the Extended Disposition Period, but in no event shall such amount exceed the Trust (PD)’s Proportionate Share of the Section 524(g) Share Proceeds anticipated to be realized from the disposition of the Section 524(g) Shares during the Extended Disposition Period.

(c) If the Trust (PI) and Trust (PD) fail to enter into a definitive agreement before the one-year anniversary of the Issuance Date setting forth the terms and conditions (including the amount) of a loan from the Trust (PI) to the Trust (PD) pursuant to subsection (b), then (i) either Trust may give the Trusts’ Representative a written notice of such failure (such notice, a “Disposition Termination Notice”), thereby terminating the Disposition Period and (ii) the Trusts’ Representative shall, as soon as practicable after the end of the Disposition Period, distribute to each Trust a portion of the Section 524(g) Shares then held by the Trusts’ Representative equal to such Trust’s Proportionate Share of such Section 524(g) Shares.

(d) If less than all of the Section 524(g) Shares have been disposed of by the Trusts’ Representative before the end of the Disposition Period (or, if the Disposition Period has been extended pursuant to this Section 4A, before the end of the Extended Disposition Period), the Trusts’ Representative shall, as soon as practicable after the end of the Disposition Period or the Extended Disposition Period, as the case may be, distribute to each Trust a portion of the Section 524(g) Shares then held by the Trusts’ Representative equal to such Trust’s Proportionate Share of such Section 524(g) Shares.

(e) Nothing contained in this Section 4A shall constitute a commitment by the Trust (PI) to lend any amount to the Trust (PD).

5. Establishment of Collection Accounts; Investment of Funds.

(a) The Collection Accounts. As soon as practicable after the Issuance Date (but in any event prior to the receipt by the Trusts’ Representative of any Section 524(g) Share Proceeds), the Trusts’ Representative shall establish and maintain in its name the following accounts, each of which shall be an Eligible Deposit Account bearing a designation clearly indicating that the funds deposited therein are held in trust for the benefit of the Trusts: (i) an account designated the “W. R. Grace Liquidated Obligations Account” (such account, the “Liquidated Obligations Account”), (ii) an account designated the “W. R. Grace Contingent Obligations Account” (such account, the “Contingent Obligations Account”) and (iii) if the Trusts’ Representative shall have received a Disposition Direction Notice prior to the Initial Contingent Amount Date, an account designated the “W. R. Grace Holding Account” (such account, the “Holding Account”).

(b) Investment of Funds.

(i) Funds on deposit in the Contingent Obligations Account shall be invested and reinvested by the Trusts’ Representative in Eligible Investments selected by the Controlling Party if such investments are reasonably available and, in the case of Eligible Short-Term Investments that are not Eligible Overnight Investments, have maturities no later than the earlier of (A) 90 days following the date of such investment and (B) the Business Day immediately preceding the Deferred Payment Date (PD) or Deferred Payment Date (ZAI) next following the date of such investment.

(ii) Funds on deposit in the Liquidated Obligations Account shall be invested and reinvested by the Trusts’ Representative in Eligible Overnight Investments selected by the Controlling Party if such investments are reasonably available.

(iii) Funds on deposit in the Holding Account shall be invested and reinvested by the Trusts’ Representative in Eligible Investments selected by the Controlling Party if such investments are reasonably available and, in the case of Eligible Short-Term Investments that are not Eligible Overnight Investments, have maturities no later than 90 days following the date of such investment.

(iv) Unless otherwise expressly provided in this Agreement, any Investment Earnings shall be deposited in the applicable Collection Account when received by the Trusts’ Representative and shall be applied by the Trusts’ Representative in the same manner as the other amounts on deposit in such Collection Account are to be applied. The Trusts’ Representative’s fees and expenses in making such investments and any losses incurred in such investments shall be charged against the principal amount invested. Neither the Trusts’ Representative nor the Controlling Party shall be liable for any loss resulting from any investment, reinvestment or liquidation required to be made under this Agreement other than by reason of its willful misconduct or gross negligence. Eligible Investments and any other investment required to be made hereunder shall be held to their maturities except that any such investment may be sold (without regard to its maturity) by the Trusts’ Representative without instructions whenever such sale is necessary to make a distribution required under this Agreement. Uninvested funds held in the Collection Accounts shall not earn or accrue interest.

6. Certain Notices.

(a) If the Trusts’ Representative receives from Grace or the Parent any written request for consent to Grace’s selection of a reputable investment bank or valuation firm, as contemplated by clause (iii) of the definition of “Fair Market Value” in the Deferred Payments Agreements, the Trusts’ Representative shall deliver copies thereof to the Trusts as promptly as practicable (and in any event no later than five (5) Business Days after receipt thereof).

(b) If the Trusts’ Representative receives from the Parent any written notice, written request for a consent, waiver, amendment or other action under the Share Issuance Agreement, or other written information from the Parent under the Share Issuance Agreement, the Trusts’ Representative shall deliver copies thereof to the Trusts as promptly as practicable (and in any event no later than five (5) Business Days after receipt thereof).

(c) If the Trusts’ Representative receives from the Controlling Party any Demand Direction Notice or Disposition Direction Notice, the Trusts’ Representative shall deliver copies thereof to the Trusts (other than the Trust that delivered such Direction Notice to the Trusts’ Representative) as promptly as practicable (and in any event no later than five (5) Business Days after receipt thereof).

(d) The Trusts’ Representative shall, as promptly as practicable (and in any event no later than five (5) Business Day after the Issuance Date) deliver to the Trusts a Written Notice of the occurrence of the Issuance Date.

(e) If the Trusts receive from the Trusts’ Representative (i) a copy of a Disposition Direction Notice delivered by the Trusts’ Representative under Section 6(c) or (ii) any other Written Notice from the Trusts’ Representative requesting a current statement of Cumulative Liquidated Obligations and Contingent Obligations, each Trust shall deliver to the Trusts’ Representative as promptly as practicable (but, in each case, no later than five (5) Business Days after receipt thereof) a Written Notice setting forth the Cumulative Liquidated Obligations and Contingent Obligations held by such Trust as of the Disposition Date shown in such Disposition Direction Notice or the date requested by the Trusts’ Representative, as the case may be. If either Trust fails to deliver to the Trusts’ Representative the Written Notice required by this Section 6(e), the Trusts’ Representative shall be entitled to presume that the amount of Cumulative Liquidated Obligations and Contingent Obligations owing to such Trust have remain unchanged since the last Written Notice delivered to the Trusts’ Representative by such Trust under this Section 6(e).

(f) After the occurrence of the Issuance Date, the Trust (PD) shall deliver to the Trusts’ Representative a Liquidation Notice as soon as practicable after each Deferred Payment (PD) and each Contingent Deferred Payment (ZAI) becomes Liquidated (but in any event no later than five (5) Business Days after the Deferred Payment Date for such Deferred Payment).

(g) The Trusts, acting jointly pursuant to the Resolution Procedures, shall (i) as soon as practicable (but no later than five (5) Business Days after the Initial Contingent Amount Date) deliver to the Trusts’ Representative a Written Notice of the occurrence of the Initial Contingent Amount Date and the Initial Contingent Amount (PD) and (ii) as soon as practicable (but no later than five (5) Business Days after the Rebalancing Date) deliver to the Trusts’ Representative a Written Notice of the occurrence of the Rebalancing Date and the Rebalanced Contingent Amount (PD).

(h) If either Trust obtains knowledge of an Event of Default (as defined in the Deferred Payment Agreements), such Trust shall deliver to the other Trust and the Trusts’ Representative as promptly as practicable (and in any event no later than ten (10) Business Days after obtaining knowledge of such Event of Default) a Written Notice describing the nature of such Event of Default.

7. Deposits to and Distributions From Collection Accounts.

(a) Deposit of Section 524(g) Share Proceeds. Subject to Section 7(b) upon any disposition of Section 524(g) Shares by the Trusts’ Representative, the Trusts’ Representative shall deposit, or shall cause to be deposited, the Section 524(g) Share Proceeds from such disposition in the Collection Accounts as follows:

(i) a portion of such Section 524(g) Share Proceeds equal to the product of (A) the Liquidated Obligations Percentage as of the applicable Disposition Date multiplied by (B) the amount of such Section 524(g) Share Proceeds, shall be deposited in the Liquidated Obligations Account; and

(ii) a portion of such Section 524(g) Share Proceeds equal to the product of (A) the Contingent Obligations Percentage as of the applicable Disposition Date multiplied by (B) the amount of such Section 524(g) Share Proceeds, shall be deposited in the Contingent Obligations Account.

(b) Temporary Deposit in Holding Account. Notwithstanding anything to the contrary in Section 7(a), if the Trusts’ Representative disposes of any Section 524(g) Shares prior to the Initial Contingent Amount Date (PD), the Trusts’ Representative shall deposit, or shall cause to be deposited, the Section 524(g) Share Proceeds from such disposition into the Holding Account. If the Trusts’ Representative shall have deposited, or caused to be deposited, any Section 524(g) Share Proceeds in the Holding Account pursuant to this subsection (b), then on the Initial Contingent Amount Date (or as soon as practicable thereafter), the Trusts’ Representative shall withdraw the entire Available Balance of the Holding Account and deposit such amount in the Collection Accounts as follows:

(i) a portion of such Available Balance equal to the product of (A) the Liquidated Obligations Percentage as of the Initial Contingent Amount Date multiplied by (B) the amount of such Available Balance, shall be deposited in the Liquidated Obligations Account; and

(ii) a portion of such Available Balance equal to the product of (A) the Contingent Obligations Percentage as of the Initial Contingent Amount Date multiplied by (B) the amount of such Available Balance, shall be deposited in the Contingent Obligations Account.

(c) Distributions from the Collection Accounts. Subject to subsection (d):

(i) On each Liquidated Obligations Distribution Date, the Trusts’ Representative shall distribute to each Trust a portion of the Available Balance of the Liquidated Obligations Account equal to such Trust’s Liquidated Obligations Distribution Amount as of such Liquidated Obligations Distribution Date. For the avoidance of doubt, no distribution shall be made by the Trusts’ Representative under this clause (i) to either Trust if such Trust’s Liquidated Obligations Distribution Amount as of the applicable Liquidated Obligations Distribution Date is equal to or less than zero.

(ii) On each Contingent Obligations Distribution Date, the Trusts’ Representative shall distribute to the Trust (PD) a portion of the Available Balance of the Contingent Obligations Account equal to the Contingent Obligation Distribution Amount applicable to such Contingent Obligations Distribution Date. For the avoidance of doubt, no distribution shall be made by the Trusts’ Representative under this clause (ii) if the Contingent Obligation Distribution Amount as of the applicable Contingent Obligations Distribution Date is equal to or less than zero.

(iii) On the Final Distribution Date, the Trusts’ Representative shall distribute the entire Available Balance of the Contingent Obligations Account in the following order of priority:

first the Trusts’ Representative shall retain, for its own account, an amount equal to the outstanding fees, expenses and indemnities payable to the Trusts’ Representative under Sections 8(a) and 8(b);

second, the Trusts’ Representative shall distribute to the Trust (PI) an amount equal to the Final PI Distribution Amount (but in no event greater than the Available Balance of the Contingent Obligations Account (after giving effect to clause first)); and

third, the Trusts’ Representative shall distribute to the Trust (PD) the remaining Available Balance of the Contingent Obligations Account (after giving effect to clauses first and second).

(d) Distribution of Available Balances Upon Termination of Either Trust. Notwithstanding anything to the contrary in subsection (c), if either Trust shall have terminated prior to the Final Distribution Date, the entire Available Balances of the Collection Accounts, less an amount equal to the outstanding fees, expenses and indemnities payable to the Trusts’ Representative under Sections 8(a) and 8(b), shall be distributed to the surviving Trust as soon as practicable after the Trusts’ Representative receives written notice of such termination.

(e) Manner of Distributions. Any amounts distributed hereunder by the Trusts’ Representative to either Trust shall be paid to such Trust by wire transfer of funds to the address such Trust shall provide to the Trusts’ Representative in a Written Notice.

(f) Distributions Limited to Available Balances. All distributions to be made by the Trusts’ Representative hereunder shall be made only from Section 524(g) Share Proceeds deposited in the Collection Accounts and only to the extent that the applicable Collection Account shall have a sufficient Available Balance to enable the Trusts’ Representative to make such distributions in accordance with the terms hereof. Each Trust has agreed (i) to look solely to such amounts to the extent available for distribution to it as provided in this Intercreditor Agreement, and (ii) that none of the Trusts or the Trusts’ Representative is personally liable to any of them for any amounts payable or any liability under this Intercreditor Agreement.

8. Indemnification of the Trusts’ Representative by the Trusts; Expenses of Trusts’ Representative.

(a) Each Trust hereby severally agrees to indemnify, defend and hold harmless the Trusts’ Representative and its past and present officers, directors, shareholders, employees, agents, attorneys, advisors and Affiliates, together with their respective heirs, beneficiaries, executors, administrators, trustees, predecessors, successors and assigns (collectively, the “Indemnitees”), on a pro rata basis according to such Trust’s Proportionate Share, from and against any· and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, demands, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Indemnitees arising on account of or in connection with any matter or thing or action or failure to act by the Indemnitees, or any of them, in any way relating to or arising out of this Intercreditor Agreement, any Deferred Payment Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents within thirty (30) days after demand therefor; provided, however, that no Trust shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of any Indemnitee (or ordinary negligence in the receipt, handling and disbursement of funds actually received by such Indemnitee). The Trusts’

Representative shall be fully justified in refusing to take or to continue to take any action under this Intercreditor Agreement or any Deferred Payment Document unless it shall first be indemnified to its satisfaction by the Trusts against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action under this Intercreditor Agreement or any Deferred Payment Document. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Trusts’ Representative believes is covered by this indemnity, the Trusts’ Representative shall give the Trusts Written Notice of the matter and an opportunity to defend it, at the Trusts’ sole cost and expense, with legal counsel approved by the Trusts’ Representative (such approval not to be unreasonably withheld, conditioned or delayed). The Trusts’ Representative may also require the Trusts to defend the matter. Any failure or delay of the Trusts’ Representative to notify the Trusts of any such suit, claim or demand shall not relieve the Trusts of their obligations under this Section 8(a) but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure to provide, or delay in providing, such notice. Each Trust hereby irrevocably authorizes the Trusts’ Representative to deduct from amounts distributable to such Trust from the Collection Accounts under Section 7(c), and to retain, for the Trusts’ Representative’s own account, such Trust’s Proportionate Share of the amounts payable to the Trusts’ Representative under this Section 8(a). The provisions of this Section 8(a) shall survive the payment in full of all the Deferred Payments and shall continue to apply to either Trust which ceases to be a party hereunder in respect of matters occurring (or alleged to have occurred) during the period in which such entity was a party hereunder.

(b) The Trusts’ Representative shall not be obliged to expend its own funds in performing its obligations under this Intercreditor Agreement or the Share Issuance Agreement. Provided that the Trusts’ Representative is not in breach of its obligations under Section 8(a), each Trust hereby severally agrees to pay any such unpaid expenses (including reasonable legal fees and expenses) of the Trusts’ Representative, on a pro rata basis according to such Trust’s Proportionate Share, within five (5) Business Days after receipt of a written demand for payment thereof from the Trusts’ Representative. Each Trust hereby irrevocably authorizes the Trusts’ Representative to deduct from amounts distributable to such Trust from the Collection Accounts under Section 7(c), and to retain, for the Trusts’ Representative own account, such Trust’s Proportionate Share of the amounts payable to the Trusts’ Representative under this Section 8(b). The provisions of this Section 8(b) shall survive the payment in full of all the Deferred Payments and shall continue to apply to either Trust which ceases to be a party hereunder in respect of matters occurring (or alleged to have occurred) during the period in which such entity was a party hereunder.

9. Designated Signatories.

(a) Trusts’ Representative Signatories. With the delivery of this Intercreditor Agreement, the Trusts’ Representative shall furnish to each Trust, and from time to time thereafter may furnish to each Trust, at the Trusts’ Representative discretion, or upon either Trust’s request (which request shall not be made more than one time in any 12-month period) shall furnish to each Trust, a certificate (a “Trusts’ Representative Incumbency Certificate”) of a Responsible Party of the Trusts’ Representative certifying as to the incumbency and specimen signatures of the officers of the Trusts’ Representative and the attorney in fact and agents of the Trusts’ Representative (the “Trusts’ Representative Signatories”) authorized to give Written Notices on behalf of the Trusts’ Representative hereunder. Until each Trust receives a subsequent Trusts’ Representative Incumbency Certificate, it shall be entitled to rely on the last Trusts’ Representative Incumbency Certificate delivered to it hereunder.

(b) Trust Signatories. With the delivery of this Intercreditor Agreement, each Trust shall furnish to the Trusts’ Representative, and from time to time thereafter may furnish to the Trusts’ Representative, at such Trust’s discretion, or upon the Trusts’ Representative’s request (which request shall not be made more than one time in any 12-month period) shall furnish to the Trusts’ Representative, a certificate (a “Trust Incumbency Certificate”) of a Responsible Party of such Trust certifying as to the incumbency and specimen signatures of the officers of such Trust and the attorney in fact and agents of such (with respect to each such Trust, the “Trust Signatories” and, together with the Trusts’ Representatives Signatories, the “Designated Signatories”) authorized to give Written Notices on behalf of such Trust hereunder. Until the Trusts’ Representative receives a subsequent Trust Incumbency Certificate, it shall be entitled to rely on the last Trust Incumbency Certificate delivered to it hereunder.

10. Determination of Obligations Held by Trusts. Solely for purposes of this Intercreditor Agreement, (a) the Trust (PI) shall be deemed to be the holder of any Cumulative Liquidated Obligations (PI) and (b) the Trust (PD) shall be deemed to be the holder of any Cumulative Liquidated Obligations (PD/ZAI) and Contingent Obligations, in each case, notwithstanding (i) any assignment by the Trust (PI), the Trust (PD) or the Trust (ZAI), as the case may be, of its respective rights under the applicable Deferred Payment Agreement or (ii) any granting of a security interest by the Trust (PI), the Trust (PD) or the Trust (ZAI), as the case may be, in its respective rights under the applicable Deferred Payment Agreement.

11. Free Exercise of Rights.

(a) Subject to any obligations under this Intercreditor Agreement if acting as the Trusts’ Representative, (i) each Trust may exercise its rights and remedies under this Intercreditor Agreement, the Share Issuance Agreement and each other Deferred Payment Document for its sole benefit and (ii) no Trust shall have any obligation or duty to exercise any such rights or duties for the benefit of any other Trust.

(b) Without limitation of the foregoing, nothing contained herein shall limit or restrict the independent right of either Trust to initiate an action or actions in any Proceeding and to appear or be heard on any matter before the bankruptcy or other applicable court in any such Proceeding. This Agreement shall survive the commencement of any such Proceeding.

12. No Contest, Etc. Neither the Trusts’ Representative nor either Trust shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any of the obligations of the Parent or Grace under the Deferred Payment Documents.

13. Severability. Whenever possible, each provision of this Intercreditor Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Intercreditor Agreement by any party hereto is held to be invalid, void, voidable, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such event will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, or the obligations of any other party to this Intercreditor Agreement, and this Intercreditor Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, void, voidable, illegal, unenforceable or rejected provision had never been contained herein. The parties hereto further agree to use commercially reasonable efforts to replace such invalid, void, voidable, illegal, unenforceable or rejected provision of this Intercreditor Agreement with a an effective, valid and enforceable provision which will achieve, to the fullest extent possible, the economic, business and other purposes of the invalid, void, voidable, illegal, unenforceable or rejected provision.

14. Complete Agreement. This Intercreditor Agreement, together with the Deferred Payment Agreements, the Share Issuance Agreement, the Plan of Reorganization and the Confirmation Order, embodies the complete agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, preempts and terminates all other prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent relating thereto.

15. Counterparts. This Intercreditor Agreement may be executed (including by facsimile or portable document format (.pdf)) in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

16. No Third Party Beneficiaries. There are no third party beneficiaries of this Intercreditor Agreement and nothing in this Intercreditor Agreement, express or implied, is intended to confer on any Entity other than the parties hereto and their respective successors, and assigns, any rights, remedies, obligations or liabilities, except with respect to the Indemnitees under Section 8 hereof.

17. Successors and Assigns. This Intercreditor Agreement shall be binding upon each Trust and its successors and permitted assigns and shall inure to the benefit of each Trust and its successors and permitted assigns.

18. Governing Law; Submission to Jurisdiction; Injunction Default, etc.

(a) This Intercreditor Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Except as set forth in Section 2 and Section 3 of this Intercreditor Agreement and the Resolution Procedures, with respect to claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Intercreditor Agreement (such claims, suits, actions, proceedings, and other disputes, the “Claims”) each of the parties to this Intercreditor Agreement hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware, or, if both such Courts are not permitted under applicable Law to exercise jurisdiction with respect to the matter in question then to the jurisdiction of any other federal or state court in the state, county and city of New York, New York (the “Courts”) and each of the parties to this Intercreditor Agreement agrees that any and all Claims may be brought, heard and determined in such Courts.

(c) Except as set forth in Section 2 and Section 3 of this Intercreditor Agreement and the Resolution Procedures, each of the parties to this Intercreditor Agreement agrees that (i) venue shall be proper in the Courts referenced in Section 18(b) and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon 28 U.S.C. §1404(a) or the doctrine of forum non conveniens; and (ii) all process which may be or be required to be served in respect of any such Claim (including any pleading, summons or other paper initiating any such Claim) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Intercreditor Agreement and shall be deemed in every respect effective service of process upon such party when so given.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INTERCREDITOR AGREEMENT OR ANY OF THE DEFERRED PAYMENT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INTERCREDITOR AGREEMENT AND THE OTHER DEFERRED PAYMENT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION.

19. Notices. All notices required or permitted under this Intercreditor Agreement must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by the United States Postal Service, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) with respect to parties located other than within the United States, if deposited with the United States Postal Service (whether actually received or not), at the close of business on the seventh Business Day after the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 19):

If to the Trust (PI): B. Thomas Florence Executive Director WRG Asbestos PI Trust C/O ARPC 1220 19th Street NW Suite 700 Washington, DC 20036 Facsimile: (202) 797-3619 t.florence@arpc.com	With copies, which shall not constitute notice, to:

James C. Melville

Kaplan, Strangis and

Kaplan, P.A.

5500 Wells Fargo Center

Minneapolis, MN 55402

Facsimile: (612) 375-1143

jcm@kskpa.com

Edward E. Steiner

Keating Muething &

Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, OH 45202

Facsimile: (513) 579-6457

esteiner@kmklaw.com

Asbestos PI Future Claimants’
Representative

Frankel Wyron LLP

2101 L. Street, NW

Suite 800

Washington, D.C. 20037

Attn: Roger Frankel and

Richard Wyron

Telephone: (202) 747-6800

E-mail:

rfrankel@frankelwyron.com,
rwyron@frankelwyron.com

Orrick, Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street N.W.

Washington, D.C. 20005-1706

Attn: Debra L. Felder

Facsimile: (202) 339-8500

E-mail: dfelder@orrick.com

Russell Budd, Esq.

Baron & Budd, PC

3102 Oak Lawn Avenue, Suite 1100
Dallas, TX 75219

Facsimile: (214) 520-1181

E-mail: rbudd@baronbudd.com

John D. Cooney, Esq.

Cooney & Conway

120 N. LaSalle Street, 30th Floor
Chicago, IL 60602

Facsimile: (312) 236-3029

E-mail: jcooney@cooneyconway.com

Joseph F. Rice, Esq.

Motley Rice LLC

28 Bridgeside Boulevard

Mount Pleasant, SC 29464

Facsimile: (843) 216-9450

E-mail: jrice@motleyrice.com

Perry Weitz, Esq.

Weitz & Luxenberg

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 344-5461

E-mail: pweitz@weitzlux.com

If to the Trust (PD):

Richard B. Schiro,

Class 7A Trustee

WRG Asbestos PD Trust

c/o Wilmington Trust

Attention: Corporate Trust Administration

1100 N. Market Street

Wilmington, DE 19890-1625

Telephone: (302) 651-8742

Edward B. Cottingham, Jr.,

Class 7B Trustee

The Cottingham Law Firm

317 Wingo Way, Suite 303

P.O. Box 810

Mt. Pleasant, SC 29465

Telephone: (843) 849-1384

With copies, which shall not constitute notice, to:

Richard B. Schiro

WRG Asbestos PD Trust

2706 Fairmount Street

Dallas, Texas 75201-1958

Telephone: (214) 521-5994

Facsimile: (214) 521-3838

Deborah D. Williamson

Cox Smith Matthews Incorporated

112 E. Pecan Street, Suite 1800

San Antonio, Texas 78205

Telephone: (210) 554-5275

Facsimile: (210 226-8395

M. Dawes Cooke

Barnwell Whaley Patterson &

Helms LLC

P.O. Drawer H

Charleston, SC 29402

Telephone: (843) 577-7700

Facsimile: (843) 577-7708

Richardson Patrick

Westbrook & Brickman LLC

1037 Chuck Dawley Blvd. Building A Mount Pleasant, SC 29464

Attn: Edward J. Westbrook

Facsimile:(843) 727-6688

The Scott Law Group, P.S.

926 W. Sprague Avenue, Suite 680 Spokane, WA 99201

Attn: Darrell W. Scott

Facsimile: (509) 455-3906

Hon. Alexander M. Sanders, Jr.

19 Water Street

Charleston, SC 29401

Facsimile: (843) 953-7570

with a copy to:

Alan B. Rich

Attorney and Counselor

1201 Elm Street, Suite 4244

Dallas, Texas 75270

Telephone: (214) 744-5100

Facsimile: (214) 744-5101

If to the Trusts’ Representative: B. Thomas Florence Executive Director WRG Asbestos PI Trust C/O ARPC 1220 19th Street NW Suite 700 Washington, DC 20036 Facsimile: (202) 797-3619t.florence@arpc.com	With copies, which shall not constitute notice, to:

James C. Melville

Kaplan, Strangis and

Kaplan, P.A.

5500 Wells Fargo Center

Minneapolis, MN 55402

Facsimile: (612) 375-1143

jcm@kskpa.com

Edward E. Steiner

Keating Muething &

Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, OH 45202

Facsimile: (513) 579-6457

esteiner@kmklaw.com

20. Amendments and Waivers. No provision of this Intercreditor Agreement may be waived, amended, supplemented or modified except by a written instrument executed by the Trusts’ Representative and each Trust.

21. Termination. This Intercreditor Agreement (excepting such provisions that by their terms expressly survive the termination of this Intercreditor Agreement) shall terminate upon both (a) the earlier to occur of (i) the Final Distribution Date or (ii) the termination of either Trust and (b) the distribution of all Available Balances from the Collection Accounts pursuant to the terms of this Intercreditor Agreement, unless otherwise terminated prior to such date by the written agreement of each Trust; provided, however, that if no Section 524(g) Shares have been disposed of by the Trusts’ Representative before the end of the Disposition Period (or, if the Disposition Period has been extended pursuant to Section 4A, before the end of the Extended Disposition Period), this Intercreditor Agreement (excepting such provisions that by their terms expressly survive the termination of this Intercreditor Agreement) shall terminate upon the distribution by the Trusts’ Representative to the Trusts of the Section 524(g) Shares pursuant to Section 4A.

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

TRUST (PI):	WRG ASBESTOS PI TRUST

By:	/s/ Lewis R. Sifford
Name: Lewis R. Sifford
Title: Trustee

By:	/s/ Harry Huge
Name: Harry Huge
Title: Trustee

By:	/s/ Dean M. Trafelet
Name: Dean M. Trafelet
Title: Trustee

[Signature Pages to Intercreditor Agreement]

TRUST (PD):	WRG ASBESTOS PD TRUST, on behalf of the Holders of Asbestos PD Claims and the Holders of the US ZAI PD Claims

By:	/s/ Richard B. Schiro
Name: Richard B. Schiro
Title: Class 7A Trustee

By:	/s/ Edward Cottingham
Name: Edward Cottingham
Title: Class 7B Trustee

[Signature Pages to Intercreditor Agreement]

APPENDIX A

RESOLUTION PROCEDURES

Upon the occurrence of the Issuance Date or the Rebalancing Trigger Date, (each, a “Trigger Date”), if the Trusts are unable to agree as to the Initial Contingent Amount (PD) or the Rebalanced Contingent Amount (PD) (each, a “Contingent Amount (PD)”), as the case may be, then the Trusts shall proceed as follows:

1. Mediation.

(a) No later than ten (10) Business Days following the Trigger Date, the Trusts shall meet and confer to select jointly a mediator to preside at a non-binding mediation (the “Mediation”) between the Trusts to establish the Contingent Amount (PD). The Mediation shall take place in New York, NY, or at such other location as the Trusts may jointly agree. If the Trusts are unable to agree on a mediator to preside at the Mediation, the Trusts shall proceed with binding arbitration to establish the Contingent Amount (PD), as described further in Paragraph 2.

(b) The Mediation shall be concluded, and the mediator shall issue his/her recommendation as to the Contingent Amount (PD) (the “Mediation Recommendation”), as promptly as practicable after the Trigger Date, and in any event no later than forty-five (45) days after the mediator is selected (the “Mediation Recommendation Deadline”). If the mediator shall not issue his/her Mediation Recommendation by the Mediation Recommendation Deadline, or if the mediator shall advise the Trusts that he/she will be unable to issue the Mediation Recommendation by the Mediation Recommendation Deadline, either Trust may terminate the Mediation and shall proceed with binding arbitration to establish the Contingent Amount (PD), as described further in Paragraph 2.

(c) Promptly, and in any event within ten (10) days after receipt of the Mediation Recommendation (the “Mediation Acceptance Deadline”), each Trust shall notify the other Trust in writing whether it accepts the Mediation Recommendation. If a Trust does not deliver written notice to the other Trust on or before the Mediation Acceptance Deadline that it accepts the Mediation Recommendation, that Trust will be deemed to have rejected the Mediation Recommendation. If one or both Trusts rejects (or is deemed to have rejected) the Mediation Recommendation, the Trusts shall terminate the Mediation and shall proceed with binding arbitration to establish the Contingent Amount (PD), as described further in Paragraph 2.

(d) All costs and expenses of the mediator and the Mediation (other than each Trust’s costs and expenses for its own legal counsel, accountants, experts and other consultants and advisors) shall be borne equally by the Trusts.

2. Arbitration. If (x) the Trusts are unable to agree on a mediator to preside at the Mediation pursuant to Paragraph 1(a), (y) either Trust terminates the Mediation pursuant to Paragraph l(b) or (z) either Trust rejects (or is deemed to have rejected) the Mediation Recommendation pursuant to Paragraph l(c), then each Trust agrees to submit to binding arbitration (“Arbitration”) to establish the Contingent Amount (PD) pursuant to this Paragraph 2.

(a) Any Arbitration will (i) proceed in a location in New York, NY, under the auspices of the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any document to which a Trust is a party; (iii) proceed before three arbitrators, and (iv) be conducted by the AAA, or such other administrator as the Trusts shall mutually agree upon, in accordance with the AAA’s optional procedures for large, complex commercial disputes (the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Arbitration Rules”). If there is any inconsistency between the terms of this Paragraph 2 and the Arbitration Rules, the terms and procedures set forth herein shall control. If either Trust fails or refuses to submit to Arbitration as required by these Resolution Procedures, such Trust shall bear all costs and expenses incurred by the other Trust in compelling Arbitration.

(b) Any Arbitration shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral licensed attorney or a neutral retired state or federal judge. The arbitrators shall resolve all disputes in accordance with the substantive law of the State of New York and may grant any remedy or relief that a court of such State could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any determination.

(c) In any Arbitration, discovery will be permitted in accordance with the Arbitration Rules. All discovery shall be expressly limited to matters directly relevant to the determination of the Contingent Amount (PD) and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrators upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(d) Neither Trust shall be entitled to join or consolidate disputes by or against others in any Arbitration.

(e) All costs and expenses of the Arbitration (other than (i) each Trust’s costs and expenses for its own legal counsel, accountants, experts and other consultants and advisors and (ii) as expressly set forth in the last sentence of subparagraph (a)) shall be borne equally by the Trusts.

(f) To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any Arbitration within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures required by applicable law or regulation and the confirmation by the Trusts to the Trusts’ Representative as contemplated by Paragraph 3.

3. Confirmation of Contingent Amount (PD). Promptly after (x) the acceptance by both Trusts of the Mediation Recommendation as to the Contingent Amount (PD) pursuant to Paragraph 1, (y) the entry by the arbitrators in an Arbitration of a determination with respect to the Contingent Amount (PD) pursuant to Paragraph 2, or (z) the agreement of the Trusts to the Contingent Amount (PD) as of the relevant date, the Trusts shall jointly execute and deliver to the Trusts’ Representative a Confirmation of Contingent Amount (PD) in substantially the form of Exhibit 1 to this Appendix A, appropriately completed to reflect the Contingent Amount (PD) as determined pursuant to these Resolution Procedures.

EXHIBIT I TO APPENDIX A

CONFIRMATION OF CONTINGENT AMOUNT (PD)

Reference is made to that certain Intercreditor Agreement, dated as of [                        ], 20     (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the WRG Asbestos PI Trust (the “Trust (PI)”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization (as hereinafter defined), the WRG Asbestos PD Trust (the “Trust (PD)” and, together with the Trust (PI), each a “Trust” and, collectively, the ‘‘Trusts”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization, on behalf of the Holders of Asbestos PD Claims and the Holders of US ZAI PD Claims, and the Trust (PI), in its capacity as representative of the Trusts upon the terms and conditions set forth in the Intercreditor Agreement (in such capacity, together with any successor appointed pursuant to Section 2(f) of the Intercreditor Agreement, the “Trusts’ Representative”). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Intercreditor Agreement (including by reference therein to another document) or in the Resolution Procedures (as defined in the Intercreditor Agreement) shall be used herein as therein defined. This confirmation is being delivered to the Trusts’ Representative by the Trusts pursuant to Section 6(g) of the Intercreditor Agreement and Section 3 of the Resolution Procedures.

1. The [Issuance Date] [Rebalancing Trigger Date] occurred on [                        ], 20[    ] [as a result of the occurrence of the following [SPECIFY REBALANCING TRIGGER DATE]1]. Accordingly, the Trusts followed the Resolution Procedures for determining [the Initial Contingent Amount (PD)] [the Rebalanced Contingent Amount (PD)].

[2. The Trusts have accepted the Mediation Recommendation that [the Initial Contingent Amount (PD)] [the Rebalanced Contingent Amount (PD)] is $[                ]. Attached hereto is a copy of the Mediation Recommendation.]2

[2. The arbitrators have determined pursuant to the Arbitration that the [the Initial Contingent Amount (PD)] [the Rebalanced Contingent Amount (PD)] is $[                ]. Attached hereto is a copy of the arbitrators determination].3

[2. The Trusts have agreed that, as of the [Initial Contingent Amount Date] [Rebalancing Date], the Contingent Amount (PD) is $[                ].]4

[1]	Include this bracketed language only if this Confirmation is being delivered following a Rebalancing Trigger Date (PD).
[2]	Use this alternative for Paragraph 2 if the Initial Contingent Amount (PD) or the Rebalance Contingent Amount (PD) is settled by Mediation.
[3]	Use this alternative for Paragraph 2 if the Initial Contingent Amount (PD) or the Rebalance Contingent Amount (PD) is settled by Arbitration.
[4]	Use this alternative for Paragraph 2 if the Trusts agree.

3. [The Initial Contingent Amount Date] [The Rebalancing Date] is [                        ], 20[    ].

WRG ASBESTOS PI TRUST		WRG ASBESTOS PD TRUST, on behalf of the Holders of Asbestos PD Claims and the Holders of the US ZAI PD Claims

By: Date:	_____________________________ Name: Title: Trustee _____________________________	By: Date:	_____________________________ Name: Title: Class 7A Trustee _____________________________

By: Date:	_____________________________ Name: Title: Trustee _____________________________	By: Date:	_____________________________ Name: Title: Class 7B Trustee _____________________________

By: Date:	_____________________________ Name: Title: Trustee _____________________________

[Signature Page to Confirmation]